Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is being entered into between Stephen Hurly (“Employee”) and Sesen Bio, Inc. (the “Company”) in connection with the termination of Employee’s employment with the Company as of August 7, 2018 (the “Separation Date”).
NOW, THEREFORE, Employee and the Company agree as follows:
1.Unpaid Wages; Vacation Pay. Employee will be paid all outstanding, accrued salary and accrued but unused vacation through the Separation Date, less the appropriate federal, state and local taxes and other withholdings, as determined by the Company.
2.Severance.
a.If Employee timely signs this Agreement and does not revoke it and abides by its terms, the Company will pay to Employee (i) the total gross amount of Four Hundred Twenty-Five Thousand Dollars ($425,000), the equivalent of twelve (12) months of Employee’s base salary (“Salary Severance”) and (ii) the total gross amount of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500), an amount equal to Employee’s annual target bonus payment for the year 2018 (“Bonus Severance”) (collectively, “Severance”). The first Salary Severance payment shall be made on the first regular payroll date occurring on or after the date following the Effective Date (as defined in Section 16(b) of this Agreement) and in an amount equal to the base salary Employee would have received had Employee remained employed from the Separation Date until such payment date. The remainder of the Salary Severance will be paid in equal installments on the Company’s regular payroll dates over the next 11 months until the Salary Severance is paid in full (hereinafter the “Severance Period”). The Bonus Severance payment will be paid in one lump sum on the first regular payroll date occurring on or after the Effective Date.
b.The Company will withhold the appropriate federal, state and local taxes and other legally permitted withholdings, as determined by the Company, from any payments made to Employee pursuant to this Agreement.
3.Benefits. As of Employee’s Separation Date, Employee is no longer eligible to participate in any of the Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, incentive plans, or personal accident insurance. As additional consideration for executing this Agreement and not revoking the same, if Employee timely elects to participate in a healthcare continuation coverage program such as under Section 4980B of the Internal Revenue Code (“COBRA”) or any similar state medical and dental insurance continuation coverage program, the Company will pay its share of premium payments at the active employee’s rate for group health and dental insurance after the Separation Date through (i) a period of twelve (12) months following the Effective Date, (ii) the date Employee becomes employed with benefits substantially comparable to the benefits under the corresponding Company plan, or (iii) the date Employee becomes ineligible for COBRA benefits; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended (the “Code”) and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. Employee shall be responsible for the entire COBRA premium should you elect to maintain this coverage after the earlier of the dates specified in sections 10.A.(ii)(1)-(3) above.
4.Acknowledgement. Employee acknowledges and agrees that, except as expressly provided in this Agreement, Employee has been fully paid any and all compensation due and owing to Employee, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave or other benefits. Employee further agrees that the Severance referred to in Section 2 is not compensation for Employee’s services rendered through the Separation Date, but rather constitutes consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Employee is entitled from the Company under the terms of Employee’s employment with the Company or under any other contract or law.
5.Unemployment. In the event that Employee seeks unemployment benefits through the Department of Unemployment Assistance, the Company will not contest his claim or any appeal of the denial of such claim.
6.General Release by Employee. Except for any rights granted under this Agreement, Employee, for himself, and for Employee’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and investors, and all of their predecessors, successors and assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, investors (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Employee’s employment with the Company, the termination of that employment, or under any contract, including the Employment Agreement entered into between the Company and Employee, dated September 20, 2016 (the “Employment Agreement”), or any act or omission which has occurred at any time up to and including the date of the execution of this Release (collectively, the “Released Claims”).

a.Released Claims. The Released Claims include, but are not limited to, claims for monetary damages; claims related to Employee’s employment with the Company or the termination thereof; claims to severance or similar benefits; claims to expenses, attorneys’ fees or other indemnities; claims based on any actions or failures to act that occurred on or before the date of this Agreement; and claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Employee or by any person claiming to act on Employee’s behalf or in Employee’s interest. Employee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following:
i.Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Massachusetts Fair Employment Practices Law; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Equal Pay Act the Massachusetts Sexual Harassment Statute; the New Jersey Conscientious Employee Protection Act; retaliation claims under the New Jersey Workers' Compensation Act, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.
ii.Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988; the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Massachusetts Plant Closing Law; the Massachusetts Wage Act; the Massachusetts Parental Leave Act; the New Jersey Law Against Discrimination; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Smoking Law ; the New Jersey Family Medical Leave Act, as well as any amendments to such laws; the U.S. Patriot Act, the Sarbanes Oxley Act, the Dodd Frank Act; and any other federal, state, or local statute, regulation, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment.
iii.Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.
b.Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, or similar federal, state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief against the Releasees as a result of any such EEOC, NLRB, or similar federal, state or local agency proceeding, including any subsequent legal action.
c.Claims Not Released. The Released Claims do not include claims by Employee for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any the Company-sponsored benefits plan; (5) any milestone payments that Employee has earned or may earn in the future pursuant to Section 1.9 of the Share Purchase Agreement entered into by and among Eleven Biotherapeutics, Inc., Viventia Bio Inc., the shareholders of Viventia Bio Inc. and Clairmark Investments Ltd., dated as of September 20, 2016; (6) any claims arising from a breach of this Agreement or a right to enforce this Agreement; (7) any claims arising solely after the execution of this Agreement; and (8) any other rights that cannot by law be released by private agreement.
d.No Existing Claims or Assignment of Claims. Employee represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
e.Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT HE IS WAIVING ALL RIGHTS EMPLOYEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT, SUBJECT TO SECTION 6(C), ABOVE. EMPLOYEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF UNLESS SUCH CLAIM INVOLVES AN ALLEGED BREACH OF THIS AGREEMENT BY THE COMPANY OR IS OTHERWISE PERMITTED BY LAW.
f.Restrictions. Notwithstanding anything to the contrary herein, Employee understands that nothing in this Agreement or any other agreement that Employee may have with the Company restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the Securities Exchange Commission and the federal Office of Occupational  Health (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Employee does not need the Company’s prior authorization to engage in such conduct.  Notwithstanding, in making any such disclosures or communications, Employee must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies unless otherwise required by law. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.
1.    Mutual Non-Disclosure.
Employee and the Company agree that they will not directly or indirectly provide to any person or entity any information concerning or relating to the negotiation of this Agreement, except as may be required by law.
2.    Proprietary and/or Confidential Information. Employee agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees as defined in Section 6 above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature, including but not limited to all other data and information of a competitive-sensitive nature that Employee obtained while serving as a director, officer or employee of the Company or any of its affiliates or Releasees, together with any received from any former affiliates of the Company or its affiliates or other Releasees (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company or Releasees reflecting such Confidential Information, that Employee acquired while an employee of the Company will not be disclosed or used for Employee's own purposes or in a manner detrimental to the Company’s interests. In addition, Employee hereby reaffirms Employee’s existing obligations with respect to proprietary and/or Confidential Information, to the fullest extent permitted by law. Notwithstanding the foregoing, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
3.    Return of Information and Property. Employee agrees to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers, hard drives, phones, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Employee represents that all such information and items have been returned to the Company. If it determined by a Court of competent jurisdiction that the Employee breached this section, the Company shall be entitled to seek any and all damages for such breach. Subject to Section 15 below, Employee hereby reaffirms Employee’s existing obligations to the fullest extent permitted by law, under the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement entered into by Employee and the Company, dated September 20, 2016 (the “Confidentiality Agreement”). Nothing in this Agreement is intended to limit or supersede any obligations of Employee as set forth in the Confidentiality Agreement as amended below.
4.    Mutual Non-disparagement. Employee agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees as defined in Section 6. Nothing in this provision prohibits Employee from speaking or communicating truthfully with professional advisors or with the government regarding administrative proceedings or for testifying truthfully under oath.
The Company agrees to instruct Members of its Board of Directors and executive team not to make to any person or entity any false, disparaging, or derogatory comments about Employee at any time for any reason. Employee will refer all reference requests regarding Employee’s employment with the Company to the Company’s Human Resources department, who will respond as set forth in Section 10(a), below.
a.    Outside Inquiries. The Company agrees that any inquiry from any person as to the Employee’s status, position and/or employment relationship or employment history with the Company, other than a request for a reference, shall be referred to the Company’s Director of Human Resources (“Director”) or to another Human Resources Department manager whom said Director may designate (“Designee”), except that the Director shall not designate more than one Designee for this purpose. The Director or Designee shall respond to each such inquiry by informing the inquirer of the Employee’s dates of employment and job titles held and shall state that the Company’s policy precludes the provision of any further information to the inquirer. The Company further agrees that any inquiry seeking a job reference for the Employee, including inquiries to the members of its Board, shall be directed to Wendy Dixon, who shall respond by offering the inquirer a copy of the letter of reference that has been mutually agreed upon by the parties. Ms. Dixon shall make no comment inconsistent with such letter. Should Ms. Dixon ever leave her position as Board Chair of the Company, inquiries seeking a job reference shall be directed to the Company’s Director of Human Resources, who shall respond that Ms. Dixon was the individual affiliated with the Company with best familiarity with the Employee’s work, that Ms. Dixon is no longer with the Company, and that Ms. Dixon left a letter of reference regarding the Employee, which letter the Director of Human Resources shall offer the inquirer or shall orally impart.
5.    General Provisions. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by both parties. Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Massachusetts, excluding the choice of law rules thereof. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the parties hereunder may not be assigned by Employee without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Employee’s permission or consent. The Company hereby guarantees that any assignees to this Agreement will meet the Company’s obligations under the Agreement or the Company will be deemed to have breached this Agreement and Employee will be entitled to seek any and all damages for such breach. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.
6.    No Admission. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them.
7.    Cooperation. Employee agrees that Employee will cooperate fully with the Company with respect to transitioning Employee’s duties and responsibilities and any matter in which Employee was in any way involved during his employment with the Company. Employee shall render such cooperation in a timely manner on reasonable notice from the Company. The Company shall take into account Employee’s personal and professional obligations in scheduling activities pursuant to this paragraph and shall reimburse Employee for all reasonable expenses incurred pursuant to such cooperation.
8.    Continuing Obligations. Employee acknowledges and agrees that his obligations under the Confidentiality Agreement survive Employee’s termination of employment with the Company. Employee agrees to abide by his obligations under the Confidentiality Agreement as amended in Section 15, below.
9.    Amendment to Confidentiality Agreement. The parties hereby agree that Section 8 of the Confidentiality Agreement shall be rewritten in its entirety to read as follows:
“Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, (a) during my employment, I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or substantially similar to the products or services of the Company, or product candidates, products or services that the Company has under development or that are the subject of active planning at any time during my employment, except with the express written consent of the Chair of the Board of Directors of the Company, and (b) for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products concerning bladder cancer, or performs any services, that are otherwise competitive with or substantially similar to the products or services of the Company, or product candidates, products or services that the Company had under active development or that was the subject of active planning at any time during my employment provided that I was aware of such active planning at the time of my employment, except with the express written consent of the Chair of the Board of Directors of the Company; provided that the foregoing will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during my employment with the Company and during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).”
Except as provided in the foregoing, there are no other changes to the Confidentiality Agreement.
10.    Waiver of Age Discrimination Claims and Claims under ADEA; Acknowledgment/Time Periods. With respect to the General Release in Section 6 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims Employee may have against Releasees, including without limitation all claims for age discrimination under the Age Discrimination in Employment Act as amended, 29 U.S.C. Section 621 et seq. Employee acknowledges that he has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.
a.    Consideration Period; Deadline. Employee acknowledges that he received this Agreement on August 7, 2018. Employee further acknowledges that he is hereby being advised in writing to consult with a competent, independent attorney of his choice, at his own expense, regarding the legal effect of this Agreement before signing it. Employee further acknowledges that he is being given a period of at least twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one (21) day period. If Employee fails to sign this Agreement and deliver it to the Company and the Revocation Period (defined below) does not expire within sixty (60) days of the Separation Date, this Agreement shall be deemed null and void.
b.    Revocation Deadline. Employee understands and acknowledges that Employee has seven (7) days following Employee’s execution of this Agreement to revoke it in writing, and that this Agreement is effective and enforceable on the day following the expiration of the seven (7) day period without Employee’s revocation (“Effective Date”). For a revocation to be effective, written notice must be delivered by email to the attention of Chair of the Board of Directors, no later than 11:59 p.m. EST on the seventh calendar day after Employee signs Agreement (“Revocation Deadline”). In the event that Employee timely revokes his acceptance of this Agreement before the Revocation Deadline, this Agreement shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide any benefits set forth in Section 2, and to the extent that Employee already received such benefits he must immediately return the amount received. Employee acknowledges that no material changes have been made to this Agreement during the course of discussions leading up to the execution of this Agreement.
11.    Internal Revenue Code Section 409A: The Parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Employee hereunder. The Severance paid under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Employee’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In the exercise of any of its remedies, the Company will consider in good faith the impact of Section 409A on Employee and shall meaningfully consult with Employee before taking any action that might have a materially adverse impact on Employee under Section 409A. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Employee pursuant to Section 409A.
12.    Execution. Employee understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Employee signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Employee, delivered to the Company and the Revocation Period does not expire within sixty (60) days of the Separation Date. Employee acknowledges and agrees that no material changes were made to this Agreement since Employee first received it on August 7, 2018.
[Execution Page to Follow]
DO NOT SIGN BEFORE THE SEPARATION DATE

BY SIGNING BELOW, EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EMPLOYEE:

By: /s/ Stephen Hurly
Name:     Stephen Hurly

Date:     September 28, 2018

SESEN BIO, INC.

By: /s/ Wendy L. Dixon, Ph.D.
Name:     Wendy L. Dixon, Ph.D.
Title:     Chair of the Compensation
    Committee

Date:     September 28, 2018

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD

I, Stephen Hurly, understand that I have at least twenty-one (21) days within which to consider and execute the attached Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before such twenty-one (21) day period has expired.

September 28, 2018                        /s/ Stephen Hurly
Date                                 Employee Signature